7

RELEASE AGREEMENT

June 9, 2014

Ms. Barbara A. Santoro
110 West Main Street
Apartment 444
Carmel, IN 46032

Dear Barbara:

This Agreement and Release (the “Agreement”) by and between you and Schlage Lock Company, LLC, its parents, affiliates, subsidiaries, and predecessors (the “Company”) sets forth the terms of your separation of employment from the Company.

1.	Your active employment with the Company will cease as of June 16, 2014 (the “Effective Date”). Your compensation will continue through the Effective Date.

2.
As a result of your participation in the Allegion plc Spin-Off Protection Plan (the “Plan”), and your separation of employment with the Company constituting a Covered Termination (as defined in the Plan), you will be entitled to the severance benefits described in Section 3(a) of the Plan, subject to the terms and conditions of this Agreement, the details of which are outlined in the attached Exhibit A. Exhibit B details all other benefits to which you are entitled as a former employee and/or a retirement-eligible employee. All vested retirement benefits for which you may be eligible will be paid according to specific plan provisions. Nothing in this Agreement shall amend or otherwise alter the benefits described on Exhibit B.

1.	In exchange for the severance benefits described on Exhibit A:

a)
You agree to promptly provide to the Company by the Effective Date, all expense reports, all documents whether in written or electronic format, as well as all Company assets, such as cell phones, personal electronic devices, computer equipment, keys, security cards and/or company identification cards in your possession pertaining to your work at the Company.

b)	You acknowledge:

•
that any trade secrets, or confidential business/technical information of the Company, its suppliers or customers, (whether reduced to writing, maintained on any form of electronic media, maintained in your mind or memory or whether compiled by you or the Company) derive independent economic value from not being readily known to or ascertainable by proper means by others, who can obtain such economic value from their disclosure or use;

•	that reasonable efforts have been made by the Company to maintain the secrecy of such information;

•	that such information is the sole property of the Company (or its suppliers or customers); and

•
that you agree not to retain, use or disclose such information during or after your employment. You further agree that any such retention, use or disclosure, in violation of this Agreement, will constitute a misappropriation of trade secrets of the Company (or its suppliers or customers) and a violation of the Code of Conduct and Proprietary Agreements that you have previously made with the Company. You also agree that the Company may seek injunctive relief and damages to enforce this provision.

c)
For a period of twelve (12) months following the Effective Date, you agree not to directly or indirectly recruit or attempt to recruit or hire any employee(s), sales representative(s), agent(s) or consultant(s) of the Company or in any way induce them to resign or terminate their employment, representation or other association with the Company without the prior written consent of the Company, provided, however, that nothing in this Section shall prohibit the hiring of any such individuals who respond to a general solicitation in a publication or other means to which employees independently apply.

d)
You agree not to make any statement or criticism that could reasonably be deemed to be adverse to the interests of the Company or its current or former officers, directors, or employees. Without limiting the generality of the foregoing, this includes any disparaging statements concerning, or criticisms of, the Company and its current or former directors, officers or, employees, made in public forums or to the Company’s investors, external analysts, customers and service providers. You agree that any violation of these commitments will be a material breach by you of this Agreement and the Company will have no further obligation to provide any compensation or benefits referred to in this Agreement. You will also be liable for damages (both compensatory and punitive) to the fullest extent of the law as a result of the injury incurred by the Company as a result of such remarks or communications.

2.
a) You hereby irrevocably and unconditionally release and forever discharge the Company and each and all of its successors, predecessors, businesses, affiliates, and assigns, including Ingersoll Rand, and all person acting by, through and under or in concert with any of them from any and all complaints, claims, compensation program payments and liabilities of any kind (with the exception of claims for workers’ compensation and unemployment claims), suspected or unsuspected (hereinafter referred to as “Claim” or “Claims”) which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to any Claims under the Age Discrimination in Employment Act (29 U.S.C 621), the Older Workers Benefit Protection Act of 1990 (29 U.S.C. 626 et seq.), Title VII of the Civil Rights Act of 1964, (42 U.S.C. 2000e et seq.), as amended by the Civil Rights Act of 1991, (42 U.S.C. 1981 et seq.), Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act (42 U.S.C. 12101 et seq.), Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. §2000ff et seq.) the Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq.; the Indiana Off Duty Use of Tobacco by Employee law, Ind. Code § 22-5-4-1, et seq.; the Indiana Disability  Discrimination law, Ind. Code § 22-9-5-1, et seq.; the Indiana Age Discrimination law, Ind. Code § 22-9-2-1, et seq.; the Indiana Right to Breastfeed law, Ind. Code § 16-35-6-1, et seq.; the Indiana Military Training Leave Law, Ind. Code § 10-17-4-1, et seq.;  Marion County Executive Order  No. 2, 2005; the Indiana Military Family Leave Law, Ind. Code § 22-2-13-0.3, et seq.; retaliation for exercise of rights under the Indiana Workers’ Compensation Act, § 22-3-1, et seq.; the Indiana Wage Claims Act, Ind. Code § 22-2-9-0.1, et seq.; the Indiana Wage Payment Law, Ind. Code § 22-2-4-1, et seq.; the Indiana Frequency of Wage Payments Law, Ind. Code § 22-2-5-0.3, et seq.; the Indiana Blacklisting Law, Ind. Code. § 22-5-3-1, et seq.; and the Indiana Emergency Response Leave Laws, Ind. Code §§ 10-14-3-19, 36-8-12-10.7 and 36-8-12-10.9, and/or other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorney fees. This section and the release hereunder, does not waive any claims under the ADEA that may arise after the date of your execution of this Agreement.

b) The parties understand the word "claims", to include all claims, including all employment discrimination claims, as defined above, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of your employment with the Company and termination. All such claims (including related attorney's fees and costs) are forever barred by this Agreement and without regard to whether those claims are based on any alleged breach of duty arising in contract or tort or any alleged unlawful act, including, without limitation, age discrimination or any other claim or cause of action and regardless of the forum in which it might be brought.

a)
Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Agreement.

b)
Nothing in this Agreement shall be construed to prohibit you from filing any charge or complaint with the EEOC or State Counterpart Agency or participating in any investigation or proceeding conducted by the EEOC or State Counterpart Agency, nor shall any provision of this Agreement adversely affect your right to engage in such conduct. Notwithstanding the foregoing you waive the right to obtain any monetary relief from the EEOC or State Counterpart Agency or recover any monies or compensation as a result of filing any such charge or complaint.

1.
You represent, warrant and acknowledge that the Company has paid you for all hours worked through May 30, 2014. You will be paid for all hours worked from May 31, 2014, through June 16, 2014. You represent, warrant and acknowledge that the Company owes you no vacation pay other than that reflected on Exhibit B.

6.
You also hereby acknowledge and agree that you have received any and all leave(s) of absence to which you may have been entitled pursuant to the federal Family and Medical Leave Act of 1993, and if any such leave was taken, you were not discriminated against or retaliated against regarding same. Except as may be expressly stated herein, any rights to benefits under Company sponsored benefit plans are governed exclusively by the written plan documents.

7.
This release of Claims does not affect any pending claim for workers’ compensation benefits. You affirm that you have no known and unreported work related injuries or occupational diseases as of the date of this Agreement.

1.
You acknowledge that you have no pending, contemplated or submitted disability claims. You acknowledge that you are aware of no facts that would give rise to a disability claim. You acknowledge that any disability payments for time periods covering the Effective Date forward would be withheld as an offset to the severance amounts provided above. Alternatively, if you obtain disability payments for the Effective Date forward, then the severance described above would be reduced. The Company has a right to reimbursement to the extent you obtain both disability payments for time periods after the Effective Date and Severance.

10. a)
You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

a)
You will promptly notify the Company if you receive any requests from anyone for information regarding the Company or if you become aware of any potential claims or proposed litigation against the Company.

b)	You shall immediately notify the Company if you are served with a subpoena, order, directive or other legal process requiring you to provide sworn testimony regarding a Company-related matter.

11. If the Company reasonably determines that you have violated any of your obligations under this Agreement, you agree to:

a)	Forfeit any right to receive the payments described in paragraph 2 above,

b)	Forfeit all rights to all outstanding stock options, vested or not, that were previously awarded, and

c)
Upon demand, return all payments set forth in this Agreement that have been made to you. If you fail to do so, the Company has the right to recover costs and attorney’s fees associated with such recovery.

The Company may further, where appropriate, seek injunctive relief to cause compliance with paragraph 3.

1.
This Agreement sets forth the entire agreement between you and the Company and fully supersedes any and all prior agreements or understandings, written or oral, between you and the Company pertaining to the subject matter hereof.

2.	This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

3.
This Agreement is governed by the laws of the State in which the employee worked at the time of the employee’s termination without regard to its choice of law provisions, to the extent not governed by federal law.

4.
Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, invalid or unenforceable part, term, or provision shall be deemed not to be a part of this Agreement.

5.	You understand and agree that:

a)
You are signing this Agreement voluntarily and with full knowledge and understanding of its terms, which include a waiver of all rights or claims you have or may have against the Company as set forth herein including, but not limited to, all claims of age discrimination and all claims of retaliation;

a)
You are, through this Agreement, releasing, among others, the Company, its affiliates and subsidiaries, each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, from any and all claims you may have against them;

b)
You are not being asked or required to waive rights or claims that may arise after the date of your execution of this Agreement, including, without limitation, any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement;

c)	The consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled;

d)	You knowingly and voluntarily agree to all of the terms set forth in this Agreement;

e)	You knowingly and voluntarily intend to be legally bound by the same;

f)	You were advised and hereby are advised in writing to consider the terms of the Agreement and consult with an attorney of your choice prior to executing this Agreement;

g)	You have been provided with sufficient opportunity to consult with an attorney or have waived that opportunity;

h)	You have a full twenty-one (21) days from the date of receipt of this Agreement within which to consider this Agreement before executing it; and

i)
You have the right to revoke this Agreement within seven consecutive calendar days (“Revocation Period”) after signing and dating it, by providing written notice of revocation to Ray Lewis, at 11819 N. Pennsylvania, Carmel, Indiana 46032. If you revoke this Agreement during this Revocation Period, it becomes null and void in its entirety. If you do not revoke this Agreement, after the Revocation Period, it becomes final.

If you accept, please acknowledge your agreement to the terms set forth above by signing and dating below where indicated. You have a full twenty-one (21) days from the date of receipt, that is until June 30, 2014 to consider, acknowledge and return this Agreement. This time period is required by the federal Age Discrimination in Employment Act (“ADEA”). After you return the Agreement, as further provided by the ADEA, there will then be a seven (7) day period within which you may revoke the Agreement. If you fail to accept this offer within the twenty-one (21) day period it will be revoked and no longer available. It is only after the seven (7) day period that the Agreement becomes effective and enforceable.

Sincerely,

/s/ Ray Lewis

Ray Lewis

CERTIFICATION
I certify that I have been advised of my rights to consult with an attorney prior to executing this Agreement; have been given at least 21 days from date of receipt within which to consider this Agreement; and exercised my rights and opportunities, as I deemed appropriate. I knowingly and voluntarily have entered into this Agreement understanding its significance and my obligations.

/s/ Barbara A. Santoro                6/9/14
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BARBARA A. SANTORO             Date

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BARBARA A. SANTORO            Re-Sign on Last Day